EXHIBIT 10.4

To: ROYAL BANK OF CANADA - We hereby apply for the following loan(s):

Minimum Amount: $.3,500,000.00 Revolvement Account #1038918\00192 Minimum Retained Balance $0.00

Interest rate: Royal Bank Prime plus 2.500 % per annum payable on the 26th day of each month.

Minimum Revolvement Amount: $5,000.00

Original Amount: $29,174.00

Installment Payments: interest plus $2,083.00 principal.

Interest rate: Royal Bank Prime plus 2.500 % per annum. Amortization Period: 1 years 8 months.

Frequency and Date(s) of Payments (Unless and until you make demand) monthly on the 20th

Set up fee $350.00

RFA fee $100.00 monthly

Date: 12/20/99

Applied for by SOMANI HOLDINGS INC.

Review engagement financial statements annually within 120 days

See attached Schedule 'A' for Security requirements

This Demand Loan Financing Agreement cancels and supercedes any ahd all Previous Demand Loan Financing Agreements. We agree that Loans will be subject to the Terms and Conditions attached, which are incorporated into and form part of this Agreement. We expressly acknowledge that the Loans will be and remain repayable upon your demand at any time and that you may cancel any undrawn portion of the Loans at any time without prior notice.

Dated the 23rd day of November

SOMANI HOLDINGS INC.

By: /s/ ___________________

Accepted and agreed

ROYAL BANK OF CANADA

By:_______________________

TERMS AND CONDITIONS

Interest and Fees

Interest. We will pay interest on each loan at the fluctuating annual rate specified with respect to that Loan. Interest will accrue on the basis of a year of 365 days and will be calculated, payable and compounded monthly in arrears on the day of the meeth specified. "Royal Bank Prime" means the annual rate of interest announced from time to time by you as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans made in Canada. Any change in "Royal Bank Prime" will be effective as of the opening of business on the day such change takes place. Interest and fees are payable both before and after any or all of default, demand and judgement. In no event will interest and fees exceed the rate permitted by law.

Fees. We will pay you fees in the amounts and at the times specified.

Interest Act Disclosure. The annual rates of interest to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365.

Demand Operating Loans

The outstanding amount of a Demand Operating Loan may revolve up to the Maximum Amount specified until the earlier of your demand for repayment or Final Repayment Date specified with respect to such Loan. With respect to each loan you are authorized (but not obliged):

(a) whenever there is a credit balance in the Revolvement Account that exceeds the sum of the Minimum Retained Balance plus the Minimum Revolvement Amount, to apply all or any part of such credit balance as a repayment on account of the loan, and

(b) whenever the balance in the Revolvement Account is less than the Minimum Retained Balance, to make an advance on account of the Loan in an amount which is equal to the Minimum Revolvement Amount.

Unless you otherwise agree in writing with us, no interest will be payable at any time upon a credit balance in the Revolvement Account.

Demand Instalment Loan(s)

General. A Demand Instalment Loan will not revolve. We will draw down the Original Amount specified with respect to a Demand Instalment Loan, or such lesser amount as you may in your sole discretion determine, as soon as you confirm that such amount is available.

Instalment Payments. With respect to any Demand Instalment Loan, we will (unless and until you make demand for repayment) make the specified Instalment Payments. If the Instalment Payments are blended payments of principal and interest "Blended Payments"), they will first be applied to interest due and the balance, if any, will be applied to the outstanding principal. If the amount of any Blended Payment is insufficient to pay all interest then due on a Demand Instalment Loan, together with all outstanding principal over the Amortization Period specified, then the amount of the Blended Payments will be increased to an amount specified by you for such purposes.

Evidence of Indebtedness

You will maintain accounts and records showing all advances by you in respect of each Loan, together with all accrued interest, and all payments of principal, interest and fees made by us. Such accounts and records will constitute, in the absence of manifest error, conclusive evidence of the amounts of all such advances, interest and payments and of the indebtedness owing by us from time to time in respect of each loan.

Debiting of Accounts

You are authorized, but not obliged, to debit any of our accounts with any amounts due and payable by us under this Agreement.

Compliance with Law

We are in compliance and agree that in the future we will comply with all laws, regulations, official directives and authorizations applying to us or any of our property or business, including any relating to the environment or public health and safety ("Environmental Laws"). We will notify you immediately of any breach of Environmental Laws. We will also promptly advise you of all communications and reports in connection with any matters materially affecting us, our property or business and relating to Environmental Laws.

Expenses

We will pay all fees, expenses and legal costs (on the basis of a solicitor and its own client or, where applicable, including extra-judicial costs) incurred by you in connection with this Agreement and any security provided to you and the enforcement of your rights against us or under any security. These costs and expenses include (but are not limited to ) costs of amendments, appraisals, inspections, environmental reviews, registrations, searches, discharges and actions taken in connection with the preservation of your rights under this Agreement or under your security.

Whole Agreement

This Agreement and any documents or instruments referred to in, or delivered pursuant to, this Agreement constitute the whole and entire agreement between us with respect to the Loans.

Amendments and Waivers

No amendment or waiver of any provision of this Agreement will be effective unless it is in writing and signed by you.

Language

The parties acknowledge that they have required that this document and all related documentation be drawn up in the English language. Les parties reconnaissent avoir demande que la presente convention ainsi que tous les documents qui s'y rattachent soient rediges en langue anglaise.

Acknowledgement of Terms and Conditions

FOR SOMANI HOLDINGS INC.

Please initial _______

SCHEDULE A

SECURITY
Bank Form #	Description (*security to be obtained and registered prior to first advance)
924	General Security Agreement covering all company assets other than real property.

812	Guarantee & Postponement of Claim in the amount of $275,000.00 signed by Ayaz Somani and Naseem Somani joint and severally.

918	Postponement of Claim signed by Ayaz Somani.

610	Collateral Security Agreement covering Guaranteed Investment Certificate in the amount of $50,000.00, signed by Naseem Somani.

Please initial _________________

ROYAL BUSINESS OPERATINGLINE LOAN AGREEMENT

The following terms and conditions of this loan agreement (the "Agreement") apply to the Royal Business OperatingLine (the "OperatingLine") offered by Royal Bank of Canada ("RBC") to a customer (the "Customer").
1. Definitions
"Account" means the Customer's OperatingLine loan account that RBC has opened in the Customer's name at the Branch;
"Branch" means the branch indicated in section 21 of the Agreement;
"Credit Limit" means the maximum amount set out under the heading "Credit Limit" in section 21 of the Agreement;
"Debt" means, on any day, the total principal amount that is debited or transferred from the Account under the Agreement, plus interest and fees;
"Interest Payment Day" means the day indicated as such in section 21 of the Agreement;
"Interest Rate" means the annual interest rate indicated in section 21 of the Agreement;
"Minimum Retained Balance" means the minimum retained balance indicated in section 21 of the Agreement;
"Minimum Revolvement Amount" means the minimum revolvement amount indicated in section 21 of the Agreement;
"Royal Bank Prime" means the annual rate of interest RBC announces from time to time as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada; and
"Transaction" means a transfer of funds from the Account to the Customer's business current account, made by RBC pursuant to section 3 of the Agreement.
2. General Terms of Agreement
If requested by RBC, the Customer must give RBC up-to-date credit and financially-related information about the Customer. The Customer agrees to tell RBC at once about any unfavourable change in the Customer's financial position that seriously weakens the Customer's ability to pay the Debt to RBC as required under the Agreement. Until the Customer does so, RBC may assume that all information the Customer has supplied to RBC about the Customer's financial position is true and complete at the time the Customer gives it to RBC and that each change in the Customer's financial position after that time is not an unfavourable one of the nature outlined above.
Unless RBC otherwise agrees, the Customer must make all payments under the Agreement in money which is legal tender at the time of payment. As well, the mere lapse of the time fixed for performing an obligation under the Agreement will have the effect of putting the Customer in default of it.
Unless the Customer and RBC otherwise agree in writing, no interest will be payable at any time by RBC on a credit balance in the Account.
3. Account Use
The Account is a revolving line of credit and such credit is available only to cover transactions made through the Customer's business current account (including without limitation, transactions by way of a withdrawal request, debit request, payment of a cheque or other payment instrument) where there are no sufficient funds in that account to fund the transaction. Whenever the balance in the Customer's business current account is less than the Minimum Retained Balance, RBC will, once a day, debit the Account such that the Customer's business current account is thereafter nil or in positive balance. The amount of such debit will be the Minimum Revolvement Amount or a whole multiple of the Minimum Revolvement Amount, and RBC will then deposit such amount to the Customer's business current account. The amount of each such transfer will form part of the Debt as of the day of the transfer.
If, pursuant to the preceding paragraph, a transfer of funds from the Account to the Customer's business current account to fund a transaction in the Customer's business current account (including without limitation, a transaction by way of a withdrawal request, a debit request, a payment of a cheque or other payment instrument), will exceed or cause the Debt to exceed the Credit Limit, then RBC will decline the transaction or return the cheque or payment instrument unpaid.
4. Compliance with Law
The Customer represents and warrants that the Customer is in compliance and agrees that in the future the Customer will comply with all laws, regulations, official directives and authorizations applying to the Customer or any of the Customer's property or business, including any relating to the environment or public health and safety ("Environmental Laws"). The Customer will notify RBC immediately of any breach of Environmental Laws. The Customer will also promptly advise RBC of all communications and reports in connection with any matters materially affecting the Customer, its property or business and relating to Environmental Laws.
5. OperatingLine PLUS
If the Customer selects the OperatingLine PLUS option, RBC is authorized (but not obligated to) whenever there is a credit balance in the Customer's business current account that exceeds the sum of the Minimum Retained Balance plus the Minimum Revolvement Amount, to apply all or part of such credit balance in an amount which is equal to the Minimum Revolvement Amount or a whole multiple of the Minimum Revolvement Amount, as a repayment on account of the debt.
6. Credit Limit
RBC is not required to proceed with any Transaction on the Account if the Transaction would cause the Debt to exceed the Credit Limit.
7. Set Off
RBC is authorized (but is not obligated), at any time and without notice, to apply any credit balance (whether or not then due) to which the Customer is then beneficially entitled on any account (in any currency) at any branch or agency of RBC in or towards satisfaction of the Debt and the Customer's other obligations under the Agreement. For that purpose, RBC is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.
8. Debiting of Accounts
RBC is authorized, but not obligated, to debit any of the Customer's accounts with any amounts due and payable by the Customer under the Agreement.
9. Interest Charges
        (a)    Interest on Debt: The Customer will pay to RBC, on a monthly basis, interest on the Debt at a rate equal to the Interest Rate in effect in the manner set out in this section. In this respect, RBC will use any credit balance in the Customer's business current account in payment of the interest and if there are insufficient funds, the Customer must fund the Customer's business current account to make such payment.
        (b)    Interest Calculation: RBC will charge the Customer interest on the amount of each Transaction from (and including) the day it is made to the day RBC receives payment in full of the Debt.
The interest RBC charges on the Debt accrues daily and is calculated and payable monthly as well after as before maturity, default and judgment, with interest on overdue interest at the same rate as on the principal amount of Debt.
        (c)    Interest Posting: On the Interest Payment Day, RBC will post the amount of interest the Customer owes on the Debt to a business current account the Customer holds with RBC which the Customer has selected for this purpose, RBC may post that interest to the Account instead if, for any reason, it cannot be posted to (or it is returned unpaid from) such other business current account.
        (d)    Interest Act Disclosure: The annual rates of interest to which the rates calculated in accordance with the Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year and divided by 365.
10. Payment of Debt
         (a)    The Customer must pay all interest on the Debt as required by the Agreement to keep the Account up-to-date;
        (b)    RBC may, at its discretion, require the Customer to make minimum principal payments of Debt on a regular periodic basis and the Customer must make these minimum payments at the times and in the way RBC advises the Customer to from time to time to keep the Account up-to-date;
        (c)    The Customer must pay the amount of any Debt that exceeds the Credit Limit at once to keep the Account up-to-date. The Customer must pay this excess even though RBC may not yet have sent the Customer an account statement on which that excess appears;
        (d)    The Customer must keep the Account up-to-date at all times, even if RBC is delayed in or prevented from sending, for any reason, any one or more account statements to the Customer. The Customer must contact RBC at least once a month during such a delay or interruption to obtain any payment information the Customer does not have and needs to know in order to comply with this section; and
         (e)     The Customer will pay the Debt to RBC on demand.
Subject to the above provisions of this section, the Customer may pay the Debt it owes to RBC in full or in part at any time without notice, penalty or bonus. RBC will apply each payment of the Debt in the following order: reimbursement of expenses, interest charges and fees; principal amount of Debt.
11. Hold on Funds
RBC has the right to hold any cheque, instrument or other item used to pay Debt, and to defer a Transaction until RBC receives payment for the cheque, instrument or other item.
12. Fees and Expenses
The Customer agrees to pay to RBC the set-up fees and the monthly fees, as indicated in section 21 of the Agreement, for the OperatingLine. Also, the Customer will pay all expenses and legal costs (on the basis of a solicitor and its own client, or where applicable including extra-judicial costs) incurred by RBC in connection with the Agreement and any security provided to RBC and the enforcement of RBC's rights against the Customer or under any security. These costs and expenses may include (but are not limited to) costs of amendments, appraisals, inspections, environmental reviews, registrations, searches, discharges and actions taken in connection with the preservation of RBC's rights under the Agreement or under RBC's security.
13. Notices
Any notice or demand under the Agreement shall be given in writing by way of a letter addressed to the Customer. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is received prior to 5:00 p.m. on a day on which the Customer's business is open for normal business and otherwise on the next such day. If the letter is sent by ordinary mail at the address of the Customer, is shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Customer, in which case, the letter shall be deemed to be received on the date of the delivery. The customer must advise RBC at once about any changes in the Customer's address.

14.    Changes
        (a)    Interest Rate: The Interest Rate under the Agreement will change automatically, without notice, whenever the Royal Bank Prime changes.
        (b)    Other Terms: RBC may change any other terms of the Agreement periodically. Unless the law requires RBC to do otherwise, RBC does not have to advise the Customer about these changes before they take place. If the Account is used or any Debt remains unpaid after the effective data of a change, it will attest that the Customer has agreed to the change.
15. Proof of Debt and Interest Rate
RBD will keep records showing the amounts RBC has loaned to the Customer and transferred from the Account to the Customer's business current account, together with all accrued interest, and the amounts the Customer has repaid to RBC, under the Agreement, including all payments of principal, interest and fees made by the Customer. These records will, in the absence of manifest error, constitute conclusive evidence of the Debt the Customer owes RBC at any time. RBC may use a microfilm, electronic or other reproduction of any Transaction or other document evidencing the Debt to establish the Customer's liability for that Debt.
If it is necessary for RBC to prove the Interest Rate in effect at any time, the Customer agrees that RBC's written certificate, setting out the Interest Rate at that time, is sufficient proof for that purpose.
16.    Collection and Use of Information
From time to time,
        (a)    RBC may collect credit and other financially-related information (including information related to the Customer's transactions) about the Customer (defined in this section 16 as "Information") from the Customer, from service agreements the Customer has made with or through RBC, from credit bureax and other financial institutions, and from references the Customer has provided to RBC;
        (b) RBC may use information as follows:
                (i)    give it to credit bureaux, to other financial institutions, to persons with whom the Customer has or may have financial or other business dealings and, with the Customer's consent, to other parties,
                (ii)    to determine the Customer's financial situation,
                (iii)    to provide the customer with the services the Customer requests fcrn RBC and
                (iv)    give it to anyone who works with or for RBC, but only as needed for the provision of the services the Customer requests from RBC. RBC may use the Customer's social insurance number, if applicable, for income tax reporting purposes if the Customer has given that number to RBD; and
        (c)    RBC may also use Information for the following purposes:
                (i)    to promote RBC's services to the Customer and add it to client lists RBC prepares and uses it for this purpose, and
                (ii)    share it with other members of Royal Bank Financial Group (where the law allows this) so that they may promote their services to the Customer.
RBC may also use the Customer's social insurance number, if applicable, as an aid to identify the Customer with credit bureaux and other financial institutions for credit history file matching purposes.
The Customer may tell RBC to stop using Information in the ways described in sub-section 16(c) at any time by contacting the Branch or by calling RBC toll-free at 1-800-Royal-7-0 (1-800-769-2570).
RBC acknowledges that the use of information in the ways described in sub-section 16(c) is at the Customer's option and that the Customer will not be refused credit or other services just because the Customer has told RBC to stop using it in those ways.
For the purposes of sub-section 16(c)(ii), other members of Royal Bank Financial Group include RBC's affiliates which are engaged in the business of providing any one or more of the following services to the public in Canada: deposits, loans and other personal financial services; credit, charge and payment card services; trust and custodial services; securities and brokerage services; insurance services.
If the Customer is no longer a client of RBC or the Agreement terminates, RBC may keep information in its records so long as it is needed for the purposes described in sub-section 16(b) above. The customer consents to, and accepts this as prior written notice of, RBC obtaining a credit report or other information about the Customer from time to time.
[RBC publishes a brochure about client privacy - "Straight Talk About Client Privacy" - which outlines some matters relating to information (e.g. where it is stored, how to verify or correct it, etc.). The Customer may obtain a copy of this brochure at any of RBC's branches in Canada or by calling RBC at the toll-free number shown above.]
17.    Whole Agreement
The Agreement and any documents or instruments referred to in, or delivered pursuant to, the Agreement constitute the whole and entire agreement between the Customer and RBC with respect to the OperatingLine.
18.    Severability
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement; and such invalid provision shall be deemed to be severable.
19.    Governing Law and Submission to Jurisdiction
The Agreement shall be construed in accordance with and governed by the laws of the Province where the Customer resides and the laws applicable therein. The Customer irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.
20.    Language
The Customer and RBC have expressly requested that the Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressement demande que la presente convention et tous les documents y afferents, y compris les avis, soient rediges en langue englaise. (Quebec only/Quebec seulement)
21.    Loan Details
NAME OF CUSTOMER:
SOMANI HOLDINGS INC.

CREDIT LIMIT:
Two Hundred Fifty Thousand Dollars ($250,000.00)

Interest Rate: The Royal Bank Prime in effect from time to time plus 2.500 percent per annum.

Minimum Retained Balance: $.00
Minimum Revolvement Amount: $5,000.00
[X] OperatingLine PLUS

Interest Payment Day: The 26 day of each month

Fees: Set-Up Fees $350.00         Monthly Fee: $100.00

Customer's Business Current Account Number: 1038918         Transit: 00192

BRANCH ADDRESS:
HWY 7 & HWY 400 BRANCH STE 100 3300 HIGHWAY, CONCORD ON L4K 4M3

Customer's Address:
UNIT 11-12 595 MIDDLEFIELD RD SCARBOROUGH, ON M1V 3S2
SIGNED by the Customer on ________________________ Royal Bank of Canada by: /s/ Gautam Kwatra Gautam Kwatra Account Manager	SOMANI HOLDINGS INC. /s/ __________________________ (Name of Customer) ____________________________ (Authorized Signature) ____________________________ (Authorized Signature)